EXHIBIT 5.1

lawyers@saul.com www.saul.com

February 17, 2017

Supernus Pharmaceuticals, Inc.

1550 East Gude Drive

Rockville, Maryland 20850

Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) of Supernus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission covering the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 4,200,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”) authorized pursuant to the Second Amended and Restated 2012 Equity Incentive Plan and the Second Amended and Restated 2012 Employee Stock Purchase Plan (hereinafter referred to collectively as the “Plans”).

We have examined the Registration Statement, the Certificate of Incorporation and By-Laws of the Company and such records, certificates and other documents as we have considered necessary or appropriate for the purposes of this Opinion.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based on the foregoing, it is our opinion that:

1.              the Company is duly organized, validly existing and in good standing under the laws of the State of Delaware; and

2.              the issuance of the Shares has been duly authorized and, when issued in accordance with the terms of the Plans, the Shares will be duly and validly issued, fully paid and non-assessable.

We hereby consent to the use of our name in the Registration Statement as counsel who will pass upon the legality of the Shares for the Company and as having prepared this Opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SAUL EWING LLP
Saul Ewing LLP